EXHIBIT 99.2
SOUTH TEXAS RICH PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
(UNAUDITED)

Six Months Ended June 30, 2023 and 2022

Table of Contents

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Statements of Revenues and Direct Operating Expenses	2
Notes to Statements of Revenues and Direct Operating Expenses	3

SOUTH TEXAS RICH PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED)

	Six Months Ended
$ in thousands	June 30, 2023	June 30, 2022
Revenues	$179,224	$263,590
Direct operating expenses	80,418	92,732
Excess of revenues over direct operating expenses	$98,806	$170,858

See accompanying Notes to the Statements of Revenues and Direct Operating Expenses

SOUTH TEXAS RICH PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED)

1.    Basis of Presentation

On August 11, 2023, Chesapeake Energy Corporation (“Chesapeake”), through its wholly owned subsidiaries Chesapeake Exploration, L.L.C., Chesapeake Operating, L.L.C., Chesapeake Energy Marketing, L.L.C. and Chesapeake Royalty, L.L.C., entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with SilverBow Resources Operating, LLC, a subsidiary of SilverBow Resources, Inc. (“Buyer”) to sell a portion of its Eagle Ford assets (the “Transaction”). Under the terms of the Purchase Agreement, Chesapeake has agreed to sell approximately 42,000 net acres and approximately 540 wells, along with related property, plant and equipment (collectively, the “South Texas Rich Properties” or the “Properties”).

Under the terms and conditions of the Purchase Agreement, which has an economic effective date of February 1, 2023, the aggregate consideration to be paid to Chesapeake in the Transaction will consist of $700,000,000, comprised of (i) cash in the amount of $650,000,000, due at the closing of the Transaction, subject to certain purchase price adjustments and (ii) cash in the amount of $50,000,000 due on the first anniversary of the closing of the Transaction. Subject to satisfaction of certain commodity price triggers, Chesapeake may also receive additional cash consideration in an amount up to $50,000,000 shortly following the first anniversary of closing of the Transaction. Pursuant to the Purchase Agreement, upon the execution of the Purchase Agreement, the Buyer deposited $50,000,000 into escrow, which will be credited toward the cash consideration payable at the closing of the Transaction.

The accompanying Statements of Revenues and Direct Operating Expenses (the “Statements”) represent the direct undivided interests in the revenues and direct operating expenses associated with the producing wells in the Properties. The Statements of Revenues and Direct Operating Expenses have been derived from the historical financial records of Chesapeake. For purposes of these statements, all properties identified in the purchase and sale agreement are included herein. During the periods presented, the Properties were not accounted for or operated as a separate entity, subsidiary, segment or division by Chesapeake. Accordingly, a complete set of financial statements required by the Securities and Exchange Commission’s Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Properties. The accompanying Statements of Revenues and Direct Operating Expenses vary from a complete income statement in accordance with U.S. GAAP in that they do not reflect certain expenses incurred in connection with the ownership and operation of the Properties, including but not limited to depreciation, depletion and amortization, impairments, accretion of asset retirement obligations, general and administrative expenses, interest expense and federal and state income taxes. These costs were not separately allocated to the working interests of the Properties in Chesapeake’s accounting records. In addition, these Statements of Revenues and Direct Operating Expenses are not indicative of the results of operations for the Properties on a go forward basis.

The accompanying Statements for the six months ended June 30, 2023 and 2022 are unaudited. The unaudited interim Statements have been prepared on the same basis as the annual Statements. In the opinion of management, such unaudited interim Statements reflect all normal recurring adjustments necessary for a fair statement of the revenues and direct operating expenses of the Properties.

2.    Summary of Significant Accounting Policies

Revenue Recognition

Revenue from the sale of oil, natural gas and NGL is recognized upon the transfer of control of the products, which is typically when the products are delivered to customers. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration Chesapeake expects to receive in exchange for those products.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days. There are no significant judgments that significantly affect the amount or timing of revenue from contracts with customers.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the Properties. Direct operating expenses include lease operating expenses, production taxes and gathering, processing and transportation costs. Lease operating expenses include well repair expenses, saltwater disposal costs, facility maintenance expenses, and other field-related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

Use of Estimates

The Statements of Revenues and Direct Operating Expenses are derived from the historical operating statements of Chesapeake. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statements of Revenues and Direct Operating Expenses. Actual results could differ from those estimates. Revenues and direct operating expenses relate to the historical net revenue interest and net working interest, respectively, in the Properties.

3.    Subsequent Events

Chesapeake has evaluated subsequent events through September 10, 2023, the date the Statements of Revenues and Direct Operating Expenses were available to be issued, and has concluded that no events, except as described in Note 1, need to be reported.

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